Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS THIRD

QUARTER 2010 FINANCIAL RESULTS

— Progress Reported on Three Clinical Programs, Purdue and Mundipharma Partnership

and Organizational Capabilities –

Cambridge, Mass., November 9, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent business and clinical progress, and announced third quarter 2010 financial results.

“We recently reported several important milestones, including encouraging results from our Phase 1 study of IPI-926 in patients with solid tumor malignancies and Purdue and Mundipharma’s decision to exercise rights to develop and commercialize our FAAH program worldwide,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “With a solid financial position and an expanded management team that adds breadth and expertise, we are well-positioned to move our products through development and to patients.”

Third quarter highlights and recent developments include the following:

•

Presentation of Phase 1 Data of IPI-926 at ESMO: Encouraging Phase 1 data of IPI-926, a novel Smoothened antagonist, were presented at the European Society of Medical Oncology (ESMO) Congress. The presentation showed that IPI-926 was well-tolerated and demonstrated clinical activity in patients with basal cell carcinoma. A Phase 1 study of IPI-926 in solid tumors and a Phase 1b/2 study in combination with Gemzar® (gemcitabine) in patients with previously untreated, metastatic pancreatic cancer are ongoing.

•

Publication of Phase 2 Data of IPI-504 in Non-Small Cell Lung Cancer: Data from a Phase 2 study of IPI-504 in a molecularly defined cohort of patients with non-small cell lung cancer (NSCLC) were published in the Journal of Clinical Oncology (Sequist et. al., J Clin Oncol. doi: 10.1200/JCO.2010.30.8338, 2010). In the study, IPI-504 was generally well-tolerated and demonstrated clinical activity, particularly among patients with oncogenic anaplastic lymphoma kinase (ALK) gene rearrangements. A Phase 1b trial of IPI-504 in combination with Taxotere® (docetaxel) in patients with advanced solid tumors and an investigator sponsored trial of IPI-504 in NSCLC patients with ALK rearrangements are ongoing.

•

Announcement of Phase 1 Data of Single-Dose Study of IPI-940: Infinity reported data from the Phase 1 single-dose study of its fatty acid amide hydrolase (FAAH) inhibitor, IPI-940, in healthy adult volunteers. In the study, administration of IPI-940 resulted in marked FAAH inhibition and increased anandamide levels and was well-tolerated, with no observed dose-limiting toxicities. Additional Phase 1 development of IPI-940 is ongoing.

•

Announcement of Purdue and Mundipharma’s Decision to Exercise Rights to Develop and Commercialize FAAH Program Worldwide: Infinity announced that Purdue Pharmaceutical Products L.P. and its independent associated company, Mundipharma International Corporation Ltd., exercised rights to develop and commercialize Infinity’s FAAH program worldwide. Purdue is planning to initiate Phase 2 studies of IPI-940 in 2011.

•

Expansion of Executive Leadership Team: Infinity announced the appointment of Pedro Santabarbara, M.D., Ph.D., as chief medical officer and Elizabeth Trehu, M.D., as vice president, product development and medical affairs. In addition, as of December 31, 2010, Steven H. Holtzman, founder and current executive chair of Infinity’s Board of Directors, will transition to the role of non-executive chair of the Board.

Third Quarter 2010 Financial Results

•	At September 30, 2010, Infinity had cash and investments of $110.2 million, compared to $120.0 million at June 30, 2010.

•

Total revenue for the third quarter of 2010 was $22.2 million, compared to $13.8 million for the same period in 2009. In the third quarter of 2010, revenue was comprised of $21.5 million for reimbursed research and development (R&D) services and $0.7 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Purdue and Mundipharma, compared to $13.1 million and $0.7 million, respectively, for the same period in 2009.

•

R&D expense for the third quarter of 2010 was $38.7 million, compared to $18.5 million for the same period in 2009. R&D expense for the third quarter of 2010 included a one-time expense of $13.5 million related to the acquisition of global development and commercialization rights to Intellikine, Inc.’s portfolio of inhibitors of the delta and gamma isoforms of phosphoinositide-3-kinase. The increase in R&D expense for the third quarter of 2010 compared to the same period in 2009 was also associated with increased pharmaceutical development and clinical development activities for IPI-926 and IPI-940. Reimbursed expenses related to Infinity’s alliance with Purdue and Mundipharma are recorded as R&D expense, as well as collaborative R&D revenue.

•	General and administrative expense for the third quarter of 2010 was $5.0 million, compared to $4.6 million for the same period in 2009.

•

Net loss for the third quarter of 2010 was $21.3 million, or a basic and diluted loss per common share of $0.81, compared to $9.3 million, or a basic and diluted loss per common share of $0.36, for the same period in 2009.

Financial Guidance

As a result of reimbursement for activities associated with the transition of the FAAH program to Purdue and Mundipharma, Infinity recently adjusted financial expectations for its anticipated year-end cash and investments balance. Infinity expects to end 2010 with total cash and investments of $90-$100 million, revised from an earlier expectation of $85-$95 million. Thus, Infinity now anticipates a cash burn of between $30-$40 million during 2010, revised from an earlier cash burn expectation of $35-$45 million.

In the absence of additional funding or business development activities, and based on current operating plans, Infinity expects that its current cash and investments, together with R&D funding from Purdue and Mundipharma and the $50 million line of credit made available by Purdue Pharma L.P., remain sufficient to fund the company’s operations into 2013. The company believes that these resources will enable Infinity to reach key development milestones and continue evaluating additional external opportunities to strategically enhance its pipeline.

Conference Call Information

Infinity will host a conference call on Tuesday, November 9, 2010 at 4:30 p.m. EST to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult to treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway, fatty acid amide hydrolase and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the plans for clinical development of IPI-940 by Purdue, the transition of the executive chair of Infinity’s board of directors, estimates of 2010 financial performance, and the expectation that Infinity will have capital to support its current operating plan into 2013. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s license and development agreement with Intellikine; results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® is a registered trademark of Eli Lilly and Company. Taxotere® is a registered trademark of sanofi-aventis.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2010	December 31, 2009

Cash, cash equivalents and available-for-sale securities, including long term	$110,184,032	$130,736,513
Other current assets	8,428,141	3,567,027
Property and equipment, net	5,261,112	5,694,150
Loan commitment asset from Purdue entities, net	14,721,150	16,020,075
Other long-term assets	1,298,244	1,300,068

Total assets	$139,892,679	$157,317,833

Current liabilities	$28,858,817	$12,978,125
Deferred revenue from Purdue entities, less current portion	33,614,499	35,855,463
Other long-term liabilities	1,212,389	2,224,713
Total stockholders’ equity	76,206,974	106,259,532

Total liabilities and stockholders’ equity	$139,892,679	$157,317,833

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Collaborative research and development revenue from Purdue entities	$22,189,115	$13,775,745	$56,570,208	$36,370,000

Operating expenses:
Research and development	38,731,902	18,499,060	77,120,670	60,453,361
General and administrative	5,014,987	4,570,282	14,980,274	15,581,871

Total operating expenses	43,746,889	23,069,342	92,100,944	76,035,232

Loss from operations	(21,557,774)	(9,293,597)	(35,530,736)	(39,665,232)

Other income (expense):
Interest expense	(521,742)	(433,272)	(1,387,983)	(866,943)
Income from residual funding after reacquisition of Hsp90 program	—	—	—	12,450,000
Income from NIH reimbursement	—	—	—	1,745,386
Interest and investment income	122,474	401,264	352,407	1,735,742

Total other income (expense)	(399,268)	(32,008)	(1,035,576)	15,064,185

Loss before income taxes	(21,957,042)	(9,325,605)	(36,566,312)	(24,601,047)
Income tax benefit	700,321	—	700,321	—

Net loss	$(21,256,721)	$(9,325,605)	$(35,865,991)	$(24,601,047)

Basic and diluted loss per common share	$(0.81)	$(0.36)	$(1.36)	$(0.94)

Basic and diluted weighted average number of common shares outstanding	26,333,012	26,154,557	26,287,775	26,062,217

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